EXHIBIT 11

                           STEINER LEISURE LIMITED
                       COMPUTATION OF EARNINGS PER SHARE


                                   Three Months Ended      Nine Months Ended
                                      September 30,           September 30,
                                 ----------------------  ----------------------
                                    1996        1997        1996        1997
                                 ----------  ----------  ----------  ----------

Net income                       $1,719,000  $3,478,000  $4,236,000  $8,416,000
                                 ==========  ==========  ==========  ==========

Weighted average common shares
    outstanding                   9,558,000  10,800,000   9,558,000  10,800,000

Dilutive stock options                 -        315,000        -        262,000
                                 ----------  ----------  ----------  ----------

Weighted average number of
  common shares and common
  share equivalents for primary
  earnings per share              9,558,000  11,115,000   9,558,000  11,062,000

Net income per share             $     0.18  $     0.31  $     0.44  $     0.76
                                 ==========  ==========  ==========  ==========





                    Primary and fully diluted net income per
                 share are the same for all periods presented.